Exhibit 99.1

BioTime Announces Third Quarter 2013 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--November 12, 2013--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the third quarter ended September 30, 2013 and highlighted recent corporate accomplishments.

Third Quarter and Recent Corporate Accomplishments

  BioTime’s subsidiary, Asterias Biotherapeutics, Inc., completed its acquisition of Geron Corporation’s stem cell assets, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine. The contributed assets include four cell lines, each with animal proof of concept, from which multiple therapeutic product candidates may be selected by Asterias for development in the fields of neurology, oncology, orthopedics, and cardiology.
  BioTime initiated a clinical safety study of Renevia™ at The Stem Center in Palma de Mallorca, Spain, a patient therapy center, laboratory, and research facility located within the hospital Clinica USP Palmaplanas in Palma. Examinations of the subjects after they received Renevia™ injections have shown that Renevia™ was well-tolerated by all subjects with no serious adverse events or subject withdrawals. All enrolled subjects were released from the study after the final four-week follow-up appointment. The clinical report will be written pending a final check of the data.
  BioTime subsidiary OncoCyte Corporation entered into a Sponsored Research Agreement and a Material Transfer Agreement with The Wistar Institute to collaboratively develop lung cancer diagnostic products. OncoCyte scientists will analyze blood samples obtained from patients in a Wistar clinical study to determine levels of tumor-associated proteins found in the blood samples. The data obtained from the samples received from Wistar's ongoing multi-center study may allow OncoCyte to more rapidly develop a diagnostic test for lung cancer to be marketed in the U.S. and other countries.
  Asterias entered into a Non-Exclusive License Agreement with the Wisconsin Alumni Research Foundation (“WARF”) under which Asterias was granted a worldwide non-exclusive license to use certain WARF patents and WARF-owned embryonic stem cell lines in the development and commercialization of therapeutic, diagnostic and research products.
  BioTime commenced the development of two new products based on its HyStem® technology platform. The new products are unique formulations utilizing some of the same cGMP components used in Renevia™. The first of these new products is ReGlyde™, a cross-linked thiol-modified hyaluronan hydrogel for the management and protection of tendon injuries following surgical repair of the digital flexor or extensor tendons of the hand. The second new product, Premvia™, is a HyStem® hydrogel formulation of cross-linked thiol-modified hyaluronan and thiol-modified gelatin for the management of wounds including partial and full-thickness wounds, ulcers, tunneled/undermined wounds, surgical wounds, and burns.
  BioTime entered into an Exclusive Sublicense Agreement with Jade Therapeutics, Inc. permitting Jade to use BioTime’s HyStem® hydrogel technology as an ophthalmic sustained-release drug delivery platform for the delivery of therapeutic molecules to the human eye. Excluded from the licensed field of use is the use of the HyStem® technology for use in making punctal plugs, for diagnostic and research reagents, for the delivery of cells with or without any molecules necessary for the therapeutic benefit of those cells, and for non-human applications.
  BioTime consolidated its research products business into a new ESI BIO division, which will now be BioTime’s primary developer, manufacturer and distributor of its growing portfolio of stem cell based research products. This new division includes BioTime’s Singapore subsidiary ES Cell International Pte Ltd. This consolidation will allow for a more focused approach on the development, manufacture and marketing of BioTime’s research products portfolio. Jeffrey Janus, BioTime’s Vice President of Sales and Marketing, will manage ESI BIO and will take on the added role as the Chief Executive Officer of ES Cell International Pte Ltd.
  BioTime appointed Lesley Stolz, Ph.D. as Executive Vice President, Corporate Development. Dr. Stolz will have primary responsibility for interactions with both investors and corporate partners. Additionally, she will focus on identifying and implementing strategic initiatives for BioTime and its subsidiaries. Dr. Stolz has more than 18 years of life science industry experience in corporate and business development.

Financial Results

Net Loss

Net loss attributable to BioTime for the third quarter of 2013 was $9.0 million or $0.16 per share, compared to a net loss of $5.0 million or $0.10 per share for the same period in 2012. For the nine months ended September 30, 2013, net loss attributable to BioTime was $24.3 million, or $0.45 per share, compared to $15.4 million, or $0.31 per share for the same period of 2012.

Revenue

Total net revenue on a consolidated basis was $0.5 million and $2 million, respectively, for the three and nine months ended September 30, 2013, compared to $0.8 million and $2.4 million, respectively, for the same periods in 2012. The decrease in revenues during the three and nine month periods is primarily attributable to lower grant revenue due to the completion of BioTime’s research grant from the California Institute for Regenerative Medicine in August 2012 and declining royalties on sales of our blood plasma volume expander Hextend®. The decrease in revenue year-over-year during the nine month period was partially offset by subscription and advertising revenues from our subsidiary LifeMap Sciences, Inc.’s online database GeneCards® which LifeMap Sciences began marketing in May of 2012.

Expenses

Total operating expenses for the third quarter of 2013 were $10.7 million, compared to $6.8 million for the same period in 2012. Research and development expenses for the third quarter of 2013 were $6.4 million, compared to $4.5 million for same period in 2012. General and administrative expenses for the third quarter of 2013 were $4.3 million, compared to $2.2 million for same period in 2012.

Total operating expenses for the first nine months of 2013 were $28.7 million, compared to $20.4 million for the comparable period in 2012. Research and development expenses for the first nine months of 2013 were $17.4 million, compared to $13.3 million for the same period in 2012. General and administrative expenses for the first nine months of 2013 were $11.3 million compared to $7.0 million for the same period in 2012.

The increase in operating expenses of $3.9 million and $8.3 million for the three and nine months ended September 30, 2013 compared to the same periods in 2012, is primarily due to increased expenses in BioTime’s therapeutic product development, and include expenses related to the organization and staffing of Asterias, its acquisition of Geron Corporation’s stem cell assets, and the start-up of Asterias’ operations. The increase in operating expenses is also due to expenses related to the initiation of BioTime’s clinical trials of Renevia™, and increased research activity by Cell Cure Neurosciences. Other expense increases included amortization of patent technology from our previous acquisitions, employee cash and stock-based compensation and headcount-related costs, audit and tax service fees, and general legal fees.

Cash Flow

Net cash used in operating activities was $20.9 million for the nine months ended September 30, 2013 compared to $14.7 million for the nine months ended September 30, 2012, reflecting the hiring of additional staff and increased headcount-related expenses, the rental of a new research and development facility for Asterias, increased expense related to research and development programs in BioTime and its subsidiaries, including clinical development of Renevia™, and specific transaction related legal and administrative expenses related in large measure to Asterias’s acquisition of Geron Corporation’s stem cell assets.

Net cash provided by financing activities was $25.1 million for the nine months ended September 30, 2013 compared to $0.3 million for the nine months ended September 30, 2012, primarily reflecting $24.8 million in capital raised from the sale of BioTime common shares and warrants net of selling expenses, such as brokerage fees.

Balance Sheet

Cash and cash equivalents, on a consolidated basis, totaled $6.7 million as of September 30, 2013, compared with $4.3 million as of December 31, 2012. After September 30, BioTime raised approximately $8,000,000 of additional cash proceeds through financing activities, including $5,000,000 in cash invested in Asterias by a private investor concurrent with the closing of the asset contribution transaction under the Asset Contribution Agreement.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell products for research and therapeutic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is a new subsidiary which has acquired the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.
  Cell Cure Neurosciences Ltd. (“Cell Cure Neurosciences”) is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  LifeMap Sciences, Inc. (“LifeMap Sciences”) markets, sells and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database.
  ES Cell International Pte Ltd., a Singapore private limited company, developed hES cell lines and may market those cell lines and other BioTime research products in over-seas markets as part of BioTime’s ESI BIO Division.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list:

http://news.biotimeinc.com

BIOTIME, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31,
	(UNAUDITED)	2012

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,717,343	$4,349,967
Inventory	61,132	55,316
Prepaid expenses and other current assets	1,900,913	2,774,196
Total current assets	8,679,388	7,179,479

Equipment, net	2,905,842	1,348,554
Deferred license and consulting fees	583,208	669,326
Deposits	126,152	64,442
Intangible assets, net	18,559,074	20,486,792
TOTAL ASSETS	$30,853,664	$29,748,593

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,201,098	$3,989,962
Deferred grant income	47,349	—
Deferred license and subscription revenue, current portion	349,849	400,870
Total current liabilities	4,598,296	4,390,832

LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	644,273	768,678
Deferred rent, net of current portion	42,095	57,214
Other long term liabilities	200,582	237,496
Total long-term liabilities	886,950	1,063,388

Commitments and contingencies

EQUITY
Preferred Shares, no par value, authorized 2,000,000 and 1,000,000 shares respectively, as of September 30, 2013 and December 31, 2012; none issued	—	—
Common shares, no par value, authorized 125,000,000 and 75,000,000 shares respectively, as of September 30, 2013 and December 31, 2012; 57,938,220 issued and 55,622,934 outstanding at September 30, 2013 and 51,183,318 issued and 49,383,209 outstanding as of December 31, 2012	149,008,287	119,821,243
Contributed capital	93,972	93,972
Accumulated other comprehensive income/(loss)	124,740	(59,570)
Accumulated deficit	(126,166,233)	(101,895,712)
Treasury stock at cost: 2,315,286 and 1,800,109 shares at September 30, 2013 and at December 31, 2012, respectively.	(10,120,653)	(8,375,397)
Total shareholders' equity	12,940,113	9,584,536
Noncontrolling interest	12,428,305	14,709,837
Total equity	25,368,418	24,294,373
TOTAL LIABILITIES AND EQUITY	$30,853,664	29,748,593

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

REVENUES:
License fees	$382,767	$337,633	$1,094,843	$549,521
Royalties from product sales	80,592	133,946	291,505	407,803
Grant income	160,431	441,630	941,226	1,518,086
Sale of research products	90,272	90,342	214,277	217,380
Total revenues	714,062	1,003,551	2,541,851	2,692,790

Cost of Sales	(206,678)	(169,734)	(570,237)	(273,916)

Total revenues, net	507,384	833,817	1,971,614	2,418,874

EXPENSES:
Research and development	(6,441,462)	(4,545,470)	(17,389,409)	(13,323,410)
General and administrative	(4,267,875)	(2,234,905)	(11,273,948)	(7,037,807)
Total expenses	(10,709,337)	(6,780,375)	(28,663,357)	(20,361,217)
Loss from operations	(10,201,953)	(5,946,558)	(26,691,743)	(17,942,343)
OTHER INCOME/(EXPENSES):
Interest income, net	509	5,624	2,033	17,321
Gain/(Loss) on sale of fixed assets	5,830	(1,451)	5,120	(4,997)
Other income/(expense), net	(60,704)	18,766	(169,512)	(223,899)
Total other income/(expenses), net	(54,365)	22,939	(162,359)	(211,575)
NET LOSS	(10,256,318)	(5,923,619)	(26,854,102)	(18,153,918)
Less: Net loss attributable to the noncontrolling interest	1,253,150	965,605	2,583,581	2,763,169

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(9,003,168)	$(4,958,014)	$(24,270,521)	$(15,390,749)

Foreign currency translation gain/(loss)	7,016	(15,777)	184,310	(74,635)

COMPREHENSIVE NET LOSS (2)	$(8,996,152)	$(4,973,791)	$(24,086,211)	$(15,465,384)

BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.16)	$(0.10)	$(0.45)	$(0.31)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	55,621,564	49,291,177	53,545,834	49,196,804
(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation gain of $7,016 and $184,310 for the three and nine months ended September 30, 2013, respectively and translation loss of $15,777 and $74,635 for the same periods in the prior year, respectively arise entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Lesley Stolz, 510-521-3390 ext. 367
Executive Vice President Corporate Development
lstolz@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
or
Robert Peabody, 510-521-3390 ext. 302
Senior Vice President & CFO
rpeabody@biotimemail.com